Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Across The Board Improvement In The Third Quarter; Rebounding North American Office Business And New Product Introductions Drive Growth

EAST GREENVILLE, PA, October 15, 2010 - Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2010. Net sales were $202.1 million for the quarter, an increase of 11.5% over the third quarter 2009. Operating profit was $19.1 million, an increase of 13.7% over the third quarter 2009. Sequentially, net sales increased $9.8 million, or 5.1%, and operating profit increased $7.2 million, or 60.0%, when compared with the second quarter of 2010. Operating profit as a percent of net sales increased 20 basis points from the third quarter of 2009 and 330 basis points from the second quarter of 2010. Net income was $6.3 million, an increase of 10.5% over the third quarter 2009. Earnings per share for the third quarter of 2010 was $0.14, a slight increase from earnings per share of $0.13 for the third quarter of 2009. During the quarter earnings per share was negatively impacted by $0.06 of non-cash other expense from foreign exchange related to the Canadian Dollar and Euro and the mark to market cost related to the ineffective portion of our interest rate swaps.

"We are in the midst of a genuine recovery in demand," commented Andrew Cogan, CEO. "While we are benefiting from improved demand conditions, it is encouraging to see our rate of growth accelerating relative to the overall industry as our new product initiatives gain significant traction led by our innovative Generation by Knoll work chair. Our team did a nice job of sequentially leveraging this growth to improve on our industry leading levels of profitability. With all our leading indicators continuing to show double digit year over year growth we look forward to ending 2010 on a positive note."

Third Quarter Results

Third quarter 2010 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/10	9/30/09	Change

Net Sales	$202.1	$181.3	11.5%
Gross Profit	67.5	61.3	10.1%
Operating Expenses	48.3	44.5	8.5%
Operating Profit	19.1	16.8	13.7%
Net Income	6.3	5.7	10.5%
Earnings Per Share - Diluted	.14	.13	7.7%
Backlog	160.5	121.7	31.9%

Net sales for the quarter were $202.1 million, an increase of $20.8 million, or 11.5%, over the third quarter of 2009. During the quarter we experienced increased volumes across all product categories and geographies. Sales in Europe outpaced our growth in North America. Seating continues to have the largest percentage growth rate as it experienced its third consecutive year-over-year growth during the quarter as sales continue to increase for our Generation by Knoll Chair®. The third quarter of 2010 marked the first quarter in eleven quarters that we experienced growth in sales of our office systems product category. Systems continues to represent the largest percentage of our overall revenue.

Backlog of unfilled orders at September 30, 2010 was $160.5 million, an increase of $38.8 million, or 31.9% compared to unfilled orders at September 30, 2009.

Gross profit for the third quarter of 2010 was $67.5 million, an increase of $6.2 million, or 10.1%, over the same period in 2009. Gross profit as a percentage of net sales decreased to 33.4% in the third quarter of 2010 from 33.8% in the same quarter of 2009. Sequentially, gross profit as a percentage of net sales increased to 33.4% from 32.8% in the second quarter of 2010. The decrease in gross margin from the third quarter of 2009 largely resulted from price deterioration and unfavorable movements in foreign exchange.

Operating expenses for the quarter were $48.3 million, or 23.9% of net sales, compared to $44.5 million, or 24.5% of net sales, for the third quarter of 2009. The increase in operating expenses during the third quarter of 2010 was in large part due to increased commissions and incentive compensation in conjunction with our higher sales volumes.

We generated operating profit for the third quarter of 2010 of $19.1 million, an increase of $2.3 million, or 13.7%, over the same period in 2009. Operating profit as a percentage of net sales was 9.5% for the third quarter of 2010. Operating profit as a percentage of net sales was 9.3% for the third quarter of 2009.

Interest expense increased $0.8 million over the third quarter 2009. The increase in interest expense is due to interest rate swap agreements that we entered into during 2008. These agreements expire June 9, 2011. Other expense for the third quarter of 2010 was $4.3 million. During the third quarter 2010 we recorded a $1.2 million non-cash expense related to the ineffective portion of our interest rate swaps. Also included in other expense is $3.6 million of foreign exchange losses and $0.5 million of miscellaneous income. Other expense for the third quarter 2009 was $3.1 million which included $3.2 million of foreign exchange losses offset by $0.1 million of miscellaneous income.

The effective tax rate was 36.3% for the quarter, as compared to 40.5% for the same period last year. The decrease in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate. Net income for the third quarter 2010 was $6.3 million, or $0.14 diluted earnings per share, as compared to $5.7 million, or $0.13 diluted earnings per share, for the same quarter in 2009.

Cash generated from operations during the third quarter 2010 was $20.2 million, compared to $29.5 million in the same period of 2009. Capital expenditures for the third quarter 2010 totaled $1.1 million compared to $1.2 million for 2009. We repaid $22.1 million of debt during the third quarter of 2010 compared to $28.1 million during 2009. We also paid a quarterly dividend of $0.9 million, or $0.02 per share, in the third quarter of 2009 and 2010.

This quarter we reduced our bank debt by $22.1 million and by $55.1 million from a year ago. We are comfortably in compliance with our bank covenants. "The progress we have made in debt paydown and working capital management during this terrible economic environment is a testimony to how this company and its associates respond to challenges", commented Barry L. McCabe, EVP & CFO.

Conference Call Information

Knoll will host a conference call on Friday, October 15, 2010 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 888 396-2384

International 617 847-8711

Passcode 38316150

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through October 22, 2010 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 10583415).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$202,149	$181,282	$569,683	$596,088
Cost of sales	134,697	120,009	382,530	389,319

Gross profit	67,452	61,273	187,153	206,769
Selling, general, and administrative expenses	48,223	44,366	140,821	146,271
Restructuring and other charges	120	110	5,875	8,422

Operating income	19,109	16,797	40,457	52,076
Interest expense	4,877	4,054	13,440	9,681
Other expense, net	4,274	3,112	3,369	4,535

Income before income tax expense	9,958	9,631	23,648	37,860
Income tax expense	3,618	3,905	6,417	14,535

Net income	$6,340	$5,726	$17,231	$23,325

Earnings per share:
Basic	$.14	$.13	$.38	$.51
Diluted	$.14	$.13	$.37	$.51
Weighted-average shares outstanding:
Basic	45,636,771	45,408,555	45,631,910	45,366,081
Diluted	46,154,165	45,417,593	46,020,432	45,370,009

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$7,814	$5,961
Customer receivables, net	116,735	113,652
Inventories	80,722	79,964
Prepaid and other current assets	17,101	14,300

Total current assets	222,372	213,877
Property, plant, and equipment, net	121,194	135,045
Intangible assets, net	298,140	299,162
Other noncurrent assets	7,370	7,536

Total Assets	$649,076	$655,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$132	$149
Accounts payable	75,008	74,687
Other current liabilities	88,824	78,428

Total current liabilities	163,964	153,264
Long-term debt	255,000	295,156
Other noncurrent liabilities	119,307	117,638

Total liabilities	538,271	566,058

Stockholders' equity	110,805	89,562

Total Liabilities and Stockholders' Equity	$649,076	$655,620

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)

Net income	$17,231	$23,325

Cash Flows provided by Operating Activities	51,519	42,462

Cash Flows used in Investing Activities	(4,249)	(12,247)

Cash Flows used in Financing Activities	(42,668)	(35,108)

Effect of exchange rate changes on cash and cash equivalents	(2,749)	3,616

Increase (decrease) in cash and cash equivalents	1,853	(1,277)

Cash and cash equivalents at beginning of period	5,961	14,903

Cash and cash equivalents at end of period	$7,814	$13,626